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                                                                       EXHIBIT B

Members of the Filing Group

ABS Ventures VIII L.P., a Delaware limited partnership, the principal offices of which are located at 890 Winter Street, Suite 225, Waltham, Massachusetts 02451, which is the holder of record of the shares covered by the Form 13G to which this exhibit is appended.

Calvert Capital Caymans I L.L.C., a Delaware limited liability company, the principal offices of which are located at 890 Winter Street, Suite 225, Waltham, Massachusetts 02451, which is the general partner of ABS Ventures VIII L.P. and may be deemed to control ABS Ventures VIII by reason of such position.

Bruns H. Grayson, an individual, whose principal offices are located at 890 Winter Street, Suite 225, Waltham, Massachusetts 02451, and who is a Senior Manager of Calvert Capital Caymans I L.L.C. and may be deemed to control ABS Ventures VIII L.P. by reason of such position.

R. William Burgess Jr., an individual, whose principal offices are located at 890 Winter Street, Suite 225, Waltham, Massachusetts 02451, and who is a Senior Manager of Calvert Capital Caymans I L.L.C. and may be deemed to control ABS Ventures VIII L.P. by reason of such position.